Exhibit 99.1

Duraswitch Announces Results for First Quarter 2005

          PHOENIX, April 26 /PRNewswire-FirstCall/ -- Duraswitch (Nasdaq: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the quarter ended March 31, 2005.

          Duraswitch reported a net loss of $412,000, or $0.04 per share, for the three months ended March 31, 2005 compared to a net loss of $420,000, or $0.04 per share, for the three months ended March 31, 2004.  Licensing revenue for the three months ended March 31, 2005 was $207,000, compared to licensing revenue of $180,000 for the three-month period in 2004.  For each of the three-month periods, recognition of revenue from the Delphi license agreement generated $102,000 of licensing revenue, representing 50% and 57% of licensing revenue in 2005 and 2004, respectively.

          Bob Brilon, Duraswitch CEO, said, “Our non-exclusive licensing revenue is still primarily related to our PushGate(R) pushbutton technology.  We are encouraged by the continued flow of new designs through our licensees. Several of the designs submitted during the quarter use our thiNcoder(R) rotary and MagnaMouse(TM) multidirectional switch technologies.”

          New design reviews submitted by licensees during the quarter included applications such as lab equipment, sighting systems, order entry systems, RF/microwave test sets, medical equipment, hand-held industrial controls and oil drilling equipment.

          “A key to increasing licensing revenue during 2005 will be ensuring that we support licensees in moving some of the higher volume opportunities they have won into production,” Brilon added.

          Total operating expenses for the three month period ended March 31, 2005 were $587,000, compared to $569,000 for the three month period in 2004.

          Duraswitch reported $2.2 million in cash at March 31, 2005 and the company has no debt.

          “This quarter we announced that Bob Moya, of counsel for Quarles & Brady, Streich Lang, joined our board, bringing to our board significant legal and strategic business acumen as it relates to emerging technology companies. Steve Hanson has agreed to take on the role of chairman of the board of directors, effective earlier this month.  We are pleased to have their support and guidance as we move forward,” said Brilon.

          Brilon added, “With the Delphi exclusive royalties, including $2 million to be earned as of June 30, 2005, we are focused on achieving profitability. Moving forward, our goal is to drive commercialization of our portfolio of patented technologies and seek out additional technologies as it makes economic sense.”

          “Earlier this month we announced that we will be changing the name of the Company to InPlay Technologies, subject to approval of our stockholders at our annual meeting in May,” said Brilon.  “The Duraswitch brand will continue to be associated with our patented electronic switch technologies.  InPlay Technologies will be the public company infrastructure to support the Duraswitch division and future technology acquisitions.”

          Conference Call
          Duraswitch will host a conference call today, April 26, at 5:00 p.m. Eastern Time.  The conference call will be webcast and may be accessed by dialing 800-803-5267, or +1-706-643-0135 for international callers, a few minutes prior to the scheduled start time.  The webcast is available on the Duraswitch website, www.duraswitch.com, in the investor relations section.

          Those unable to participate in the live call can listen to the audio replay through April 27, 2005, at 800-642-1687, or +1-706-645-9291.  The conference ID for the replay is 5721815.  A webcast replay will be available on the Duraswitch website through June 30.

          About Duraswitch
          Duraswitch is a licensor of patented, enabling technologies.  The company was founded to commercialize its patented electronic switch technology -- pushbuttons, rotary dials, mouse controls -- that can be used in a wide range of applications.  Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities.  Duraswitch has executed license agreements with 30 manufacturers worldwide including Siemens AG and Delphi Corp.  The Duraswitch business model can be used for the commercialization of additional innovative technologies.  Visit www.duraswitch.com or call 480-586-3300 for more information.

          This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include, but are not limited to, statements regarding our licensees’ ability to successfully market and manufacture products using our technologies, increasing revenues through the commercialization of designs and higher volume opportunities through our licensees, our ability to achieve profitability and our ability to leverage our licensing model with new technologies.  Risks and uncertainties that could cause results of operations to differ materially from those projected include Delphi’s non-performance under their exclusive license agreement, lack of market acceptance of our technologies, underestimating the length of time required to develop sufficient licensing revenue to create a net profit, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year-ended December 31, 2004.  These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

DURASWITCH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,

	2005	2004

NET LICENSING REVENUE:	$206,649	$179,645
COST OF GOODS SOLD:	45,697	38,713
Gross profit	160,952	140,932
OPERATING EXPENSES:
Selling, general and administrative	462,331	437,578
Research, development and commercial application engineering	124,499	131,529
Total operating expenses	586,830	569,107
LOSS FROM OPERATIONS	(425,878)	(428,175)
OTHER INCOME - Net	14,103	8,395
NET LOSS	$(411,775)	$(419,780)
NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.04)	$(0.04)
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,614,673	9,591,893

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	March 31, 2005	December 31, 2004

Cash and cash equivalents	$2,215,924	$2,832,455
Total assets	4,018,345	4,667,382
Long-term debt	—	—
Total stockholders’ equity	$2,716,602	$3,128,377

SOURCE  Duraswitch
          -0-                                                            04/26/2005
          /CONTACT:  Heather Beshears, Vice President, Corporate Communications of Duraswitch Industries, Inc., +1-480-586-3357, heather@duraswitch.com/
          /Web site:  http://www.duraswitch.com /